Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Tecogen Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.001 par value per share	457(c) and 457(h)	3,800,000 (3)	$1.36 (2)	$5,168,000	.0000927	$479.07
Total Offering Amounts					$5,168,000		$479.07
Total Fee Offsets							--
Net Fee Due							$479.07

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers such additional shares of common stock of the registrant which may become issuable pursuant to the Tecogen Inc. 2022 Stock Incentive Plan (“Plan”) by reason of any stock split, stock dividend, recapitalization, capital adjustment or other similar transaction.
(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the bid and asked prices for the registrant’s shares of common stock on June 17, 2022, as reported on the OTC Markets LLC’s OTCQX.
(3)Represents number of shares of common stock currently reserved for issuance pursuant to awards under the Plan.